Filed Pursuant to Rule 424(b)(3)
                                           Registration No. 333-106300

                        APPLIED DIGITAL SOLUTIONS, INC.
                          PROSPECTUS SUPPLEMENT NO. 7
                  TO THE PROSPECTUS DATED SEPTEMBER 10, 2003

                        2,857,141 shares of Common Stock

        We are offering 2,857,141 shares of our common stock under the terms of seven separate securities purchase agreements entered into on December 2, 2003, with each of First Investors Holding Co., Inc., Magellan International LTD, Elliott Associates, L.P., Islandia, L.P., Midsummer Investment, Ltd., Omicron Master Trust, and Elliott International L.P. On the first settlement date of December 9, 2003, First Investors Holding Co., Inc. purchased 750,000 shares, Magellan International LTD purchased 250,000 shares, Elliott Associates, L.P. purchased 533,332 shares, Islandia, L.P. purchased 190,476 shares, Midsummer Investment, Ltd. purchased 190,476 shares, Omicron Master Trust purchased 142,857 shares and Elliott International, L.P. purchased 800,000 shares.

        The securities purchase agreements entered into on December 2, 2003 with eight separate purchasers collectively provide for the purchase of an aggregate of 8,000,000 shares of our common stock on up to four settlement dates following our filing of a report on Form 8-K reporting our entering into these agreements, which occurred on December 3, 2003. This prospectus supplement relates to the first settlement date of December 8, 2003, for purchases under seven of the eight securities purchase agreements.

        In accordance with the terms of the securities purchase agreements, the shares are being purchased at a price of $0.35 per share. On December 8, 2003, the last reported sales price of our common stock (symbol: "ADSX") on the Nasdaq SmallCap Market was $0.38 per share.

        This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement covers our offering of up to 30 million shares of our common stock. This prospectus supplement provides specific information about the offering of common stock under this registration statement, and updates information provided in the prospectus dated September 10, 2003, as supplemented on September 19, 2003, on September 25, 2003, on September 30, 2003, on October 3, 2003, on October 8, 2003, and on October 14, 2003. You should read both this prospectus supplement and the prospectus, as previously supplemented, carefully.

        AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is December 9, 2003.